EXHIBIT 10.9

Knoll

1235 Water Street

P.O. Box 157

East Greenville, PA 18041

Tel 215 679-7991

Fax 215 679-3904

March 11, 1999

Mr. Steve Grover

3308 Dunhill Court

Florence SC 29501

Dear Steve:

I am pleased to extend to you an offer of employment as Senior Vice President of Operations for Knoll, Inc. In this capacity, you will function as a key member of the Company’s senior management team.

You will receive a one-time signing bonus of $200,000 payable within ten days after you commence work at Knoll; provided, however, that you will repay the signing bonus if you voluntarily leave the employ of Knoll in the next twelve months.

Your annual salary will be $200,000, paid on a bi-monthly basis.

You will be eligible to participate in the Knoll Annual Incentive Program. Under the current program, you will have a target bonus opportunity to earn 100% of your base salary for performance during the balance of 1999. Payout under this program is based on achieving Company and individual objectives. Your bonus will be pro-rated for 1999. This incentive program will be outlined in a separate letter to you upon your acceptance of this offer.

Subject to the approval of the Knoll, Inc. Board of Directors, you will receive 100,000 stock options in Knoll, Inc. common stock at market rates. This grant would also be subject to the terms of the 1997 Stock Incentive Plan and the execution by you of the agreements prepared by Knoll’s general counsel.

You will be eligible for Knoll’s existing benefit package, including medical and dental insurance, life insurance, 401K, and pension plan. You will qualify for three vacation weeks per year and will be entitled’to Knoll’s relocation plan to assist you with your move to Pennsylvania.

If you are terminated in the next twelve (12) months, you will receive the sum of $200,000 as severance in complete satisfaction of any and all claims you have against Knoll; provided, however, that you will not receive any such severance if you are terminated for “cause”.

This offer is contingent upon verification of information you have provided and the completion of a pre-employment medical examination, which will include drug screening.

Steve, I am very enthusiastic about the prospect of you joining the senior management team. I believe that you can make a significant contribution to Knoll.

I very much look forward to seeing you on Thursday, March 18 in East Greenville.

Sincerely,

/s/ John Lynch

John H. Lynch

President and CEO

cc:	Ms. Barb Ellixson

Mr. Pat Milberger

AGREED:

/s/    Steve Grover

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